Exhibit 99.1

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON ACQUIRES THE SWALES PROJECT

Reno, Nevada. December 28, 2021, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has entered into an Exploration Lease with Option to Purchase Agreement (“the Agreement”) on the Swales Property, located the Swales Mountain Mining District in Elko County, Nevada.

The Swales Property consists of 40 unpatented mining claims with a combined area of 800 acres. The Property is located within the Carlin Trend, one of the richest mining districts in the world, and home to some of the largest gold mines in the US. The property is approximately 13 miles northeast of Nevada Gold Mine’s Gold Quarry Mine and 16 miles east southeast of Nevada Gold Mine’s Goldstrike Mine, all of which are located along the gold rich Carlin Trend. There are currently eight producing gold mines within the Carlin Trend. Collectively, these mines have to date produced over 100 million ounces of gold (Nevada Bureau of Mines 2019) and still contain more than 21 million ounces of gold reserves. (Nevada Gold Mines, LLC Carlin Complex 2020) The project has excellent year-round access and infrastructure within Elko County, one of the most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada.

Geologically, the Swales Property is underlain by Upper plate Ordovician Vinini Formation (upper plate of the Roberts Mountains thrust) with windows of Lower plate Mississippian to Silurian Roberts Mountains Formation limestone (Lower plate of Roberts Mountains thrust), the ideal host rocks for a Carlin type gold deposit. These rocks have been intruded by Tertiary rocks identified as Monzonite porphyry to the west of the property with many prospects and historic mining. Much of the property is covered by alluvium, but silicified, iron stained jasperoids are found throughout the property where outcrops are exposed. Small gold anomalies occur in the upper plate rocks at Swales Mountain which suggests the possibility of more extensive deposits in the Roberts Mountains Formation where it lies concealed by gravels or in the broken rock within the Roberts Mountains thrust.

The term of the Agreement continues for ten (10) years, subject to the right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to an option to purchase 100% of the Property. Full consideration of the Agreement consists of the following: (i) an initial cash payment of $20,000.00 USD within 90 days upon execution of the agreement. (ii) $20,000.00 on the first anniversary of the effective date and any succeeding anniversary of the effective date while the Agreement remains in effect.

Nevada Canyon has the exclusive purchase option and right to acquire 100% ownership of the Property (the “Option”). The purchase price of the Property shall be USD $750,000.00 (the “Purchase Price”). The Purchase Price can be paid in either cash and/or equity of Nevada Canyon, or a combination thereof, at the election of the Vendor.

The Swales Property is located within the Carlin Trend, one of the richest mining districts in the world, and home to some of the largest gold mines in the USA. Held by private interests for most of its history, the Swales Property remains very underexplored with minimal modern-day exploration. Several factors demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Nevada Canyon Gold Corp. is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Nevada Canyon Gold Corp. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Nevada Canyon Gold Corp. is not registered with FINRA or SIPC. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2020, Quarterly and Current Reports.